EXHIBIT 23.5



                  PERRELLA & ASSOCIATES, P.A.
                  Certified Public Accountant
                     555 S. Powerline Road
                 Pompano Beach, Florida 33069



                CONSENT OF INDEPENDENT AUDITORS




To the Board of Directors Peoplesway.com, Inc.

     We consent to the incorporation by reference in the registration statement on Form S-8 of Peoplesway.com, Inc. to our report dated June 21, 2001 relating to the consolidated balance sheet of Peoplesway.com, Inc. as of March 31, 2001, and the related statements of operations, stockholders' equity, and cash flows for the year then ended, which report appears in the March 31, 2001 Annual Report on Form 10KSB of Peoplesway.com, Inc.; and to the reference to our firm under the heading "Experts" in such registration statement and related Reoffer Prospectus.


/s/ Perrella & Associates, P.A.

Perrella & Associates, P.A.
Pompano Beach, Florida
November 15, 2001